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                                                                    EXHIBIT 99.1



TORONTO March 20, 2001 - Innofone.com Inc., (NQB: INNF) today announced that a hearing on the Petition for a Receiving Order filed against its principal subsidiary Innofone Canada Inc., was held on March 13th, 2001 and was adjourned to March 15th, 2001 at which time arguments for Jurisdiction were heard before a Judge of the Bankruptcy and Insolvency Division of the Superior of Quebec, District of Montreal (herein the Court).

The Court concluded that it had jurisdiction to hear the matter, and fixed the hearing on the merits of this application for the 2nd and 3rd of May, 2001, before the presiding Judge of the Court, Bankruptcy and Insolvency Division of the Superior Court for the District of Montreal.

The Company has retained the services of DESJARDINS DUCHARME STEIN MONAST as legal Counsel in the Province of Quebec to represent it with respect to this petition.